CARMAX COMPLETES $500 MILLION SECURITIZATION
OF AUTO LOAN RECEIVABLES

Richmond, Va. – July 14, 2009 – CarMax, Inc. (NYSE:KMX) announced today that it has completed a private placement of $490 million principal amount of CarMax Auto Owner Trust 2009-A Asset-Backed Notes.  J.P. Morgan Securities Inc. acted as advisor on the transaction.

In the transaction, investors purchased $490 million of notes backed by auto loan receivables originated by CarMax Auto Finance.  The ratings of the notes were provided by Standard & Poor’s and Fitch.  The Class A-1 notes and A-2 notes, which totaled $406.2 million, were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (TALF).

	Initial	Interest Rate	Weighted	Ratings
Class	Principal Amount	Per Annum	Average Life	S & P	Fitch
A-1 Notes	$287,000,000	2.00%	0.99 years	AAA	AAA
A-2 Notes	119,230,000	3.73%	2.71 years	AAA	AAA
B Notes	67,510,000	9.45%	3.77 years	A	Not rated
C Notes	16,260,000	9.45%	3.92 years	BBB	Not rated
Overcollat.	10,000,000
Total	$500,000,000

The Class B notes were sold at a discount of 6.61%, resulting in net proceeds to CarMax of $63.0 million.  The Class C notes were sold at a discount of 14.61%, resulting in net proceeds to CarMax of $13.9 million.

Credit enhancement includes a reserve account, overcollateralization and the subordination of the Class B notes and the Class C notes.
▪
The initial reserve account balance is $2.5 million, which is 0.5% of the aggregate initial outstanding principal balance of the auto loan receivables.  The structure of the transaction is designed to apply certain excess collections on the auto loans receivable to increase over time the reserve account balance to a required amount of $5.0 million, which is 1.0% of the aggregate initial outstanding principal balance of the auto loan receivables.

▪
The initial amount of overcollateralization is $10.0 million, representing 2.0% of the aggregate initial outstanding principal balance of the auto loan receivables.  The structure of the transaction is designed to apply certain excess collections on the auto loan receivables to additional principal payments on the notes so that the amount of overcollateralization increases over time to a target amount equal to the greater of (a) 3.50% of the currently outstanding principal balance of the auto loan receivables or (b) 0.50% of the initial outstanding principal balance of the auto loan receivables.  If certain performance tests with respect to cumulative net losses on the auto loan receivables are met, the percentages in clauses (a) and (b) above will be reduced.

The notes were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in reliance upon one or more exemptions from the registration requirements of the Securities Act and the state securities laws.  The notes may not be offered or sold absent registration or an exemption from the registration requirements of the Securities Act and applicable state laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2009 “100 Best Companies to Work For,” is the nation's largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 100 used car superstores in 46 markets.  The CarMax consumer offer provides our customers the opportunity to shop for vehicles the way they shop for items at other national retailers, and it is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and a customer-friendly sales process.  During the fiscal year ended February 28, 2009, we retailed 345,465 used cars and sold 194,081 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

###

Contacts:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597